Exhibit
 Number                                                      Exhibit
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(m)(l)(b)   Shareholder Services Plan for The Nebraska Municipal Fund.
                                                             Exhibit (m)(l)(b)

       RANSON MANAGED PORTFOLIOS- THE NEBRASKA MUNICIPAL FUND

                    SHAREHOLDER SERVICES PLAN

    INTRODUCTION: It has been proposed that Ranson Managed Portfolios -
The Nebraska Municipal Fund (the "Fund") make periodic payments to Ranson Capital Corporation (the "Distributor") which payments could be used by the Distributor to make payments to certain broker-dealers, banks, savings and loan institutions and their affiliates, including their affiliated broker-dealers, which provide certain administrative and shareholder services to the Fund and its shareholders, and/or for the distribution, as the Securities and Exchange Commission construes such term (collectively "Service fees") under Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") and that the Fund pay certain "blue sky" fees and expenses. If these proposals are to be implemented, the Act and Rule 12b-1 require that a written plan describing all material aspects of the proposed financing of distribution, administration and shareholder services be adopted by the Fund. The term "Fund" as used in the Plan shall refer to either Ranson Managed Portfolios or The Nebraska Municipal Fund as the context may require.

    The Board of Trustees of the Fund (the "Trustees"), in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes. In voting to approve the implementation of this written plan (the "Plan") and the execution of the Distribution and Services Agreement between the Fund and the Distributor which further sets forth the provisions of the Plan as well as other matters, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

    THE PLAN: The material aspects of the Plan are as follows

    1. The Fund will pay an annual fee to the Distributor (the "Distributor's Fee") of .25% times the average of the net asset value of the Fund. The Distributor may pay a fee on a quarterly basis (the "Servicing Fee") to broker-dealers, including the Distributor and affiliates of the adviser of the Fund, banks and savings and loan institutions and their affiliates and associated broker-dealers that have entered into Service Agreements with the Distributor ("Service Organizations") of annual amounts of up to 0.25% of the average net asset value of all shares of the Fund owned by shareholders with whom the Service Organization has a servicing relationship (the "Accounts"), provided that no such payment of a Servicing Fee with respect to an Account shall be made until the Service Organization has been servicing such Account for more than a year (the "Eligible Accounts"). The Distributor's Fee shall be calculated and paid monthly and the Servicing Fee shall be calculated quarterly and paid on the twenty-fifth day of the month next succeeding such calculation all in the manner set forth below. To the extent the Servicing Fee is not paid to Service Organizations out of the Distributor's Fee, the Distributor may use such fee for its expenses of distribution of Fund shares.

    2. The amount which the Fund will pay the Distributor for the Distributor's Fee in any calendar month shall be calculated by multiplying 1/12th of 0.25% times the average of the net asset value of the Fund on each day during the month.

    3. The amount which the Distributor may pay the Service Organizations in any calendar quarter shall be calculated by multiplying 1/4th of the percentage set forth in the Service Agreement with each Service Organization (up to a maximum of 0.25%) times the average net asset value of the Eligible Accounts with respect to such Service Organization during such quarter.

    4. Any payment to a Service Organization by the Distributor is subject to compliance by the Service Organization with the terms of the Dealer Agreement or the Bank or Bank Affiliate Correspondent Relationship Agreement.

    5. For the purposes of determining the maximum amounts payable or reimbursable by the Fund or the Distributor under this Plan the net asset value of the Fund shall be computed in the manner specified in the Fund's Agreement and Declaration of Trust, Prospectus and Statement of Additional Information as currently in effect.

    6. In addition to other expenses payable by the Fund, the Fund will pay the expenses and fees of qualifying and maintaining qualification of Shares of the Fund for sale under the securities laws of the various states after the initial qualification of the Shares.

    7. The Trustees shall be provided by the Distributor, at least quarterly, with a written report of all amounts expended pursuant to the Plan stating the purposes for which such amounts were expended.

    8. This Plan shall become effective on the date set forth below (it having been approved on such date by the holder of all the outstanding shares of the Fund and by a majority of its Board of Trustees, including a majority of the Trustees who are not "interested parties" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (such Trustees being herein referred to as the "Disinterested Trustees") in the manner required by Rule 12b-1) and shall continue in effect until the first meeting of the shareholders of the Fund held following the effective date of the Fund's Registration Statement under the Securities Act of 1933, and, if its renewal is approved at that meeting by a majority of the Fund's outstanding voting securities in the manner required by Rule 12b-1, shall continue in effect thereafter only so long as its continuance has been specifically approved at least annually by the Trustees, including the Disinterested Trustees, in the manner required by Rule 12b-1.

    9. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval by the Trustees (including the Disinterested Trustees) in the manner required by Rule 12b-1.

    10. The Plan is terminable without penalty at any time by (a) vote of a majority of the Disinterested Trustees, or (b) vote of a majority of the outstanding voting securities of the Fund.


Dated:   November 12, 1993.
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